EXHIBIT 99.1

Heat Biologics Provides First Quarter 2021 Business Update;
Reports Continued Progress on Oncology and COVID-19 Vaccine Programs

Durham, NC – May 5, 2021 – Heat Biologics, Inc. (“Heat”) (NASDAQ: HTBX), a clinical-stage biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system, including multiple oncology product candidates and a novel COVID-19 vaccine, today provided financial, clinical and operational updates for the first quarter ended March 31, 2021.

Jeff Wolf, Chief Executive Officer of Heat, commented, “We continue to make tremendous progress on our clinical programs, including both our oncology program and COVID-19 vaccine program, which we recently advanced into scale-up manufacturing.  We are currently reviewing a variety of possible Phase 3 registration settings for HS-110 in combination with checkpoint inhibitors, following positive interim data from our Phase 2 trial in patients with advanced non-small cell lung cancer (NSCLC).”

“We recently announced promising new preclinical data around PTX-35, our potential first-in-class T-cell co-stimulatory antibody at the AACR Annual Meeting 2021. We are completing enrollment in our Phase 1 PTX-35 trial in patients with solid tumors and expect to share interim data later this year.”

“Finally, we have maintained a solid balance sheet with over $128 million of cash and short-term investments, which should provide us substantial runway to fund our current clinical programs and further expand our therapeutic portfolio. Moreover, we believe that upcoming catalysts and milestones have the potential to drive significant shareholder value in 2021,” concluded Mr. Wolf.

First Quarter 2021 Financial Results

●	Recognized $0.5 million of grant revenue for qualified expenditures under the CPRIT and NIH grant compared to $0.9 million of grant revenue for the same period last year. The decrease in grant revenue in the current-year period primarily reflects the expected timing of completion of deliveries under the current phase of the contracts. As of March 31, 2021, we had deferred revenue of $0.09 million for CPRIT proceeds received but for which the costs had not been incurred or the conditions of the award had not been met.
●	Research and development expenses was $3.4 million and $2.8 million for the three months ended March 31, 2021 and 2020, respectively.
●	General and administrative expense was $4.8 million and $3.3 million for the three months ended March 31, 2021 and 2020. The increase was primarily due to stock compensation expense.
●	Net loss attributable to Heat Biologics was approximately $7.5 million, or ($0.31) per basic and diluted share for the quarter ended March 31, 2021 compared to a net loss of approximately of $6.3 million, or ($0.77) per basic and diluted share for the quarter ended March 31, 2020.
●	As of March 31, 2021, the Company had approximately $132 million in cash, cash equivalents and short investments.

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system. Heat’s gp96 platform is designed to activate immune responses against cancer or infectious diseases. The Company has multiple product candidates in development leveraging the gp96 platform, including

HS-110, which has completed enrollment in its Phase 2 trial, and a COVID-19 vaccine program in preclinical development. In addition, Heat Biologics is also developing a pipeline of proprietary immunomodulatory antibodies and cell-based therapies, including PTX-35 and HS-130 in Phase 1 clinical trials.

For more information, please visit: www.heatbio.com, and also follow us on Twitter.

Forward Looking Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectation, and assumptions and include statements such as sharing interim data later this year from the Phase 1 PTX-35 trial in patients with solid tumors, cash and short-term investments providing Heat a substantial runway to fund Heat’s current clinical programs and further expand Heat’s therapeutic portfolio, and upcoming catalysts and milestones having the potential to drive significant shareholder value in 2021. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the timing of providing interim data from the Phase 1 PTX-35 trial in patients with solid tumors, ability of Heat's vaccine platform to provide prevention and treatment of cancer and infectious diseases, such as COVID-19,  the ability of Heat's therapies to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, especially in light of COVID-19, Heat's ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat's ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat's ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities and its cash and short-term investments providing significant runway to fund Heat’s current clinical programs and further expand Heat’s therapeutic portfolio , its ability to continue to maintain its listing on the Nasdaq Capital Market and its ability to retain its key scientists or management personnel, and the other factors described in Heat's  annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC, and other subsequent filings with the SEC. The information in this release is provided only as of the date of this release, and Heat undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact
David Waldman
+1 919 289 4017
investorrelations@heatbio.com

(tables follow)

HEAT BIOLOGICS, INC.

Consolidated Balance Sheets

	March 31,	December 31,
	2021	2020
	(unaudited)
Current Assets
Cash and cash equivalents	$31,156,747	$10,931,890
Short-term investments	100,899,984	100,842,438
Accounts receivable	103,232	177,239
Prepaid expenses and other current assets	1,718,364	1,842,620
Total Current Assets	133,878,327	113,794,187

Property and Equipment, net	967,582	676,262

Other Assets
In-process R&D	5,866,000	5,866,000
Goodwill	1,452,338	1,452,338
Operating lease right-of-use asset	1,947,192	2,035,882
Finance lease right-of-use asset	217,469	247,194
Deposits	141,201	122,779
Total Other Assets	9,624,200	9,724,193

Total Assets	$144,470,109	$124,194,642

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$792,545	$1,051,764
Deferred revenue, current portion	93,529	603,717
Operating lease liability, current portion	285,927	278,753
Finance lease liability, current portion	109,757	108,127
Accrued expenses and other liabilities	1,764,385	1,614,534
Total Current Liabilities	3,046,143	3,656,895

Long Term Liabilities
Other long-term liabilities	43,754	36,243
Derivative warrant liability	42,481	33,779
Deferred tax liability	361,911	361,911
Deferred revenue, net of current portion	237,500	237,500
Operating lease liability, net of current portion	1,227,634	1,301,636
Financing lease liability, net of current portion	132,181	160,240
Contingent consideration, net of current portion	2,255,480	2,250,844
Contingent consideration, related party - net of current portion	663,035	661,671
Total Liabilities	8,010,119	8,700,719

Stockholders' Equity
Common stock, $.0002 par value; 250,000,000 and 250,000,000 shares authorized, 25,137,410 and 22,592,500 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	5,027	4,519
Additional paid-in capital	275,618,780	247,048,349
Accumulated deficit	(138,179,663)	(130,647,485)
Accumulated other comprehensive loss	(147,788)	(166,056)
Total Stockholders' Equity - Heat Biologics, Inc.	137,296,356	116,239,327
Non-Controlling Interest	(836,366)	(745,404)
Total Stockholders' Equity	136,459,990	115,493,923

Total Liabilities and Stockholders' Equity	$144,470,109	$124,194,642

HEAT BIOLOGICS INC.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenue:
Grant and contract revenue	$538,645	$901,880

Operating expenses:
Research and development	3,406,248	2,782,506
General and administrative	4,767,645	3,270,548
Change in fair value of contingent consideration	6,000	(27,000)
Total operating expenses	8,179,893	6,026,054

Loss from operations	(7,641,248)	(5,124,174)

Change in fair value of warrant liability	(8,702)	(977,710)
Investor relations expense	—	(66,767)
Interest income	195,165	52,710
Other expense, net	(168,355)	(257,479)
Total non-operating income (loss)	18,108	(1,249,246)

Net loss before income taxes	(7,623,140)	(6,373,420)
Income tax expense	—	—
Net loss	(7,623,140)	(6,373,420)
Net loss - non-controlling interest	(90,962)	(81,314)
Net loss attributable to Heat Biologics, Inc.	$(7,532,178)	$(6,292,106)

Net loss per share, basic and diluted	$(0.31)	$(0.77)

Weighted-average common shares outstanding, basic and diluted	24,199,916	8,183,154

Comprehensive loss:
Net loss	$(7,623,140)	$(6,373,420)
Unrealized gain on foreign currency translation	18,268	218,804
Total comprehensive loss	(7,604,872)	(6,154,616)
Comprehensive loss attributable to non-controlling interest	(90,962)	(81,314)
Comprehensive loss - Heat Biologics, Inc.	$(7,513,910)	$(6,073,302)